INVESCO NEW YORK TAX-FREE INCOME FUND                              SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING: 6/30/2010
FILE NUMBER :      811-09913
SERIES NO.:        14

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
72DD.   1 Total income dividends for which record date passed during the period. (000's Omitted)
          Class A               $    1,003
        2 Dividends for a second class of open-end company shares (000's Omitted)
          Class B               $      329
          Class C               $       60
          Class Y               $      141

73A.      Payments per share outstanding during the entire current period: (form nnn.nnnn)
        1 Dividends from net investment income
          Class A                   0.2388
        2 Dividends for a second class of open-end company shares (form nnn.nnnn)
          Class B                   0.2395
          Class C                   0.2101
          Class Y                   0.2494

74U.    1 Number of shares outstanding (000's Omitted)
          Class A                    4,727
        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B                      770
          Class C                      314
          Class Y                      531

74V.    1 Net asset value per share (to nearest cent)
          Class A               $    10.88
        2 Net asset value per share of a second class of open-end company shares (to nearest cent)
          Class B               $    10.80
          Class C               $    10.79
          Class Y               $    10.76
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